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                                                                  EXHIBIT 10.163


                              EMPLOYMENT AGREEMENT


                This Employment Agreement(hereinafter referred to as the "Agreement") is made and entered into as of the 1st day of November, 2001 by and between William S. Allen, an individual (hereinafter referred to as "Employee"), and Atlas Air, Inc., a Delaware corporation (hereinafter referred to as "Atlas").

                WHEREAS, Atlas believes that Employee has proven his ability and value to Atlas and it is in the best interests of Atlas to continue to retain the services of Employee, and Employee desires to continue an affiliation with Atlas, on the terms and subject to the conditions set forth in this Agreement;

                WHEREAS, Employee warrants that he is entering voluntarily into this Agreement, and that no promises or inducements for this Agreement have been made outside of the terms and conditions referred to herein, and Employee enters into this Agreement without reliance upon any statement or representation by Atlas or any other person, concerning any fact material hereto;

                NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:


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1.      DEFINITIONS

                1.1 "Cause", as used herein, means (i) any act or acts of material dishonesty taken by the Employee, (ii) the failure of Employee to comply with any of Employee's material obligations within ten (10) days of written notice from Atlas, (iii) any material violations by Employee of Atlas corporate policies as set forth in the Employee Handbook; provided that, if such violation is subject to cure, Employee shall have ten (10) days within which to cure such violations, or (iv) the conviction of or "no contest" plea by the Employee to any misdemeanor of moral turpitude or any felony.

                1.2 "Employment Period" shall be defined as the period commencing on the date hereof and extending until November 1, 2004, subject to earlier termination as set forth in Section 4 below and extension as provided in the next succeeding sentence. On November 1, 2004 and on each anniversary date thereafter, the Employment Period shall be automatically extended for an additional one year unless Atlas gives notice in writing to the Employee or the Employee gives notice in writing to Atlas at least three months prior to November 1, 2004 or such anniversary, as the case may be, that the Employment Period is not so extended.

                1.3 "Permanent Disability" as used herein shall be deemed to have been sustained by Employee if he shall have been continuously disabled from performing the duties assigned to him during the Employment Period for a period of six (6) consecutive calendar


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months, and such Permanent Disability shall be deemed to have commenced on the day following the end of such six (6) consecutive calendar months.

                1.4 "Confidential or Proprietary" as used herein shall refer to all information relative to the plans, structure and practices, including information relating to its customers, contracts and aircraft of Atlas, Atlas Worldwide Holdings, Inc. ("Holdings") or any affiliate or subsidiary thereof except:

        (a) information that is or becomes a matter of public knowledge through no fault of the Employee; or

        (b) information rightfully received by the Employee from a third party without a duty of confidentiality; or

        (c) information disclosed to Employee with Atlas' prior written approval for public dissemination.

                1.5 "Good Reason", as used herein, means (i) a reduction during the term of this Agreement in Employee's Base Annual Salary, (ii) a substantial reduction in the Employee's title or job responsibilities from the Employee's title or job responsibilities on the date of this Agreement, (iii) any reduction, within twelve (12) months following a Change of Control, in the Employee's title or job responsibilities from the Employee's title or job responsibilities on the date of this Agreement and (iv) a requirement by Atlas, within twelve (12) months following a Change of Control, that Employee relocate his principal residence from the Purchase, New York area. For purposes of this
Section 1.5, "Change of Control" shall mean the acquisition by any person, entity or "group" within the meaning of Sec-


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tion 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange
Act") (excluding, for this purpose, (x) the Estate of Michael Chowdry, Chowdry Limited Partnership, Chowdry, Inc., the Chowdry Foundation and Linda H. Chowdry and her family members and (y) any employee benefit plan of Atlas, Holdings or its affiliates) of beneficial ownership, within the meaning of Rule 13(d)(c) promulgated under the Exchange Act, of greater than fifty percent (50%) of the combined voting power of the outstanding voting securities of Atlas or Holdings entitled to vote generally in the election of directors.


2.      EMPLOYMENT AND OBLIGATIONS OF EMPLOYEE

                Atlas and Employee agree to the following rights, obligations and duties with respect to employment:

                2.1 Employment. During the Employment Period, Atlas agrees to employ the Employee as Senior Vice President - Human Resources of Atlas and Employee agrees to serve as Senior Vice President - Human Resources of Atlas. The scope of Employee's responsibilities shall be as determined by the Board of Directors of Atlas, consistent with the duties of the senior human resources officer of Atlas. If the Board of Directors of Holdings appoints a Senior Vice President - Human Resources of Holdings, the Board of Directors shall appoint Employee to such position and Employee agrees that he shall serve as Senior Vice President - Human Resources of Holdings, without any additional compensation.


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                2.2     Obligations of Employee. During the Employment Period,
Employee agrees, except when prevented by illness or Permanent Disability or during a period of vacation, to devote substantially all of his business time and attention to the good faith performance of the duties contemplated hereunder.


3.      COMPENSATION

                During the Employment Period, Atlas will pay Employee as follows:

                3.1 Base Annual Salary. Atlas will pay Employee a base annual salary of $205,000 per annum (the "Base Annual Salary"), payable in semi-monthly installments.

                3.2 Incentive Bonus Payments. Employee will be eligible to receive an incentive bonus payment based on performance for each calendar year during the Employment Period upon approval of the Compensation Committee of the Board of Directors of Holdings (the "Compensation Committee"). Such incentive bonus, if any, is targeted to be an amount not to exceed 75% of Employee's Base Annual Salary and shall be payable no later than December 31 of the succeeding year. In the event of such approval, payment shall be made in cash or restricted stock of Holdings, as determined by the Compensation Committee. Employee agrees to abide by the stock ownership guidelines as approved by Holdings' Board of Directors.


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                3.3     Mortgage Buy Down Program. Employee shall be eligible to
continue to participate in the Colorado mortgage buy down program administered by one of Atlas' two preferred lending institutions.

                3.4 Benefits. Employee and his dependents shall be entitled to continue to participate in the Atlas health insurance plan, and Atlas will pay Employee's monthly premium. Atlas reserves the right to discontinue participation in any health insurance plan at any time with the understanding that Atlas will comply in full measure with all state and federal laws regarding the changes of insurance coverage by private employers and notification under the Consolidated Omnibus Budget Reconciliation Act. Employee also shall be entitled, to the same extent and at a level commensurate with the corporate officers of Atlas, to participate in any other benefit plans or arrangements of Atlas, including the Colorado transferee mortgage buy-down program.

                3.5 Fringe Benefits. Employee also will be entitled to professional and personal use of a company vehicle initially blue-book valued at up to, or purchase price not to exceed, $40,000.00. Atlas will be responsible for all expenses related to the vehicle, including gross up to cover associated taxes, except for the costs of fuel and maintenance. In the event Employee's employment terminates, with or without Cause, Employee shall, within three (3) days of the date of termination, return the company vehicle to Atlas together with all keys, owners manual(s) and maintenance records.


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4.      TERMINATION OF EMPLOYMENT PERIOD

                The Employment Period shall terminate under the following terms and conditions:

                4.1 At Will Arrangement. Atlas may terminate the Employment Period upon written notice to the Employee at any time and for any reason. Atlas and Employee expressly understand and agree that the employment relationship is at-will. Atlas is entitled to sever the employment relationship for any reason.

                4.2     Rights Following Termination.

                (a) If the Employment Period is terminated by Atlas for reasons other than Cause (including the giving of notice by Atlas pursuant to Section 1.2 hereof of Atlas' election not to extend the Employment Period) or if the Employment Period is terminated by the Employee for Good Reason, and subject to Employee's execution of a release upon terms and conditions acceptable to Atlas, Employee shall be entitled to receive an amount equal to the Base Annual Salary, payable on a lump sum basis on the date which is the next regular payroll date following the date of Employee's termination. In addition, if Employee's employment terminates for the reasons and subject to the condition contained in the preceding sentence, the Company shall continue to pay Employee's monthly health insurance premium payments for the 12 month period following the date of Employee's termination on the same basis as the


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Company would have made such payments had the Employee continued to be an employee of the Company during such 12 month period.

                (b) Upon the death or Permanent Disability of the Employee, the Employment Period shall terminate and the Employee's Base Annual Salary which is accrued but unpaid as of the date of such death or Permanent Disability shall be paid to the Employee or his personal representative.

                (c) If the Employment Period is terminated by Atlas for Cause or by the Employee for other than Good Reason (including the giving of notice by Employee pursuant to Section 1.2 hereof of Employee's election not to extend the Employment Period), the Employee shall be entitled to receive his Base Annual Salary which is accrued but unpaid as of the date of termination.

                4.3 Non-Competition Provision. (a) Employee covenants and agrees that he will not, at any time, reveal, divulge or make known to any third party any confidential or proprietary records, data, trade secrets, pricing policies, strategy, rate structure, personnel policy, management methods, financial reports, methods or practice of obtaining or doing business, or any other confidential or proprietary information of Holdings, Atlas or any of their subsidiaries or affiliates (collectively, the "Atlas Companies" and each, an "Atlas Company") which is not in the public domain.


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                (b)     In addition, Employee agrees that, at no time before
three years after his termination of employment with Atlas, will he engage in any of the following activities directly or indirectly, for any reason, whether for his own account or for the account of any other person, firm, corporation or other organization:

                (i) solicit, employ or otherwise interfere with any of the Atlas Companies' contracts or relationships with any client, employee, officer, director or any independent contractor whether the person is employed by or associated with an Atlas Company on the date of this Agreement or at any time thereafter; or

                (ii) solicit, accept or otherwise interfere with any of the Atlas Companies' contracts or relationships with any independent contractor, customer, client or supplier, or any person who is a bona fide prospective independent contractor, customer, client or supplier of an Atlas Company.

                (c) In addition, Employee agrees that, at no time before two years after Employee's termination of employment with Atlas, will Employee directly or indirectly, for any reason, whether for Employee's own account or for the account of any other person, firm, corporation or other organization, accept employment with, or give advice to, (i) any air cargo carrier, (ii) any air cargo division or affiliate of any other airline, or (iii) any company that leases cargo aircraft on an ACMI, wet lease, charter or dry lease basis.

The parties agree and intend that breach of this non-competition clause shall subject Employee to the full measure of contract and equitable damages including punitive damages.


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5.      DISPUTE RESOLUTION AND CHOICE OF LAW

                5.1. Negotiation. If a dispute between the Parties arises under this Agreement, the Parties shall negotiate in good faith in an attempt to resolve their differences. The obligation of the Parties to negotiate in good faith shall commence immediately, and shall continue for a period of at least thirty (30) days ("Negotiation").

                If Negotiation fails to resolve a dispute between the Parties within the first thirty (30) days, either Party may proceed to demand mediation ("Mediation"). Upon agreement of both Parties, arbitration may be initiated immediately, in lieu of Mediation.

                5.2. Mediation. If a dispute between the Parties arises under this Agreement and has not been resolved under the Negotiation procedures described herein, either Party may require, by written notice to the other Party, that Negotiation be facilitated by a single mediator, to be selected by the Parties (the "Mediator").

                The Parties shall select the Mediator within ten (10) days after receipt of notice. If the Parties are unable to agree on the Mediator, the Mediator shall be selected by Atlas, but the selected Mediator shall be independent of Atlas and its affiliates. The fees of the Mediator shall be divided equally between the Parties.

                With the assistance of the Mediator, the Parties shall continue Negotiation in good faith for a period not to exceed thirty (30) days. If the Parties are unable to reach agree-


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ment during this period, the Mediator shall be discharged and the Parties'
obligations under this Mediation section shall be deemed satisfied.

                5.3. Arbitration. Subject to the duty to negotiate and mediate set forth above, all disputes, claims, or causes of action arising out of or relating to this Agreement or the validity, interpretation, breach, violation, or termination thereof not resolved by Mediation, shall be finally and solely determined and settled by arbitration, to be conducted in the State of New York, USA, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect at the date of arbitration ("Arbitration"). This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

                Any Arbitration commenced pursuant to this Agreement shall be conducted by a single neutral arbitrator, who shall have a minimum of three (3) years of commercial experience (the "Arbitrator"). The Parties shall meet within ten (10) days of failure to resolve by Mediation to attempt to agree on an Arbitrator. Absent agreement at this meeting, the Arbitrator shall be selected by AAA. Such Arbitrator shall be free of any conflicts with Atlas and shall hold a hearing within thirty (30) days of the notice to Employee.

                If the terms and conditions of this Agreement are inconsistent with the Commercial Arbitration Rules of the AAA, the terms and conditions of this Agreement shall control.


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                The Parties hereby consent to any process, notice, or other application to said courts and any document in connection with Arbitration may be served by (i) certified mail, return receipt requested; (ii) by personal service; or (iii) in such other manner as may be permissible under the rules of the applicable court or Arbitration tribunal; provided, however, a reasonable time for appearance is allowed. The Parties further agree that Arbitration proceedings must be instituted within one (1) year after the occurrence of any dispute, and failure to institute Arbitration proceedings within such time period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims.

                The Parties shall equally divide all costs and expenses incurred in such proceeding and related legal proceedings.

                The Judgment of the Arbitrator shall be final and either Party may submit such decision to courts for enforcement thereof.


6.      SEVERABILITY AND ENFORCEABILITY

                It is expressly acknowledged and agreed that the covenants and provisions hereof are separable; that the enforceability of one covenant or provision shall in no event affect the full enforceability of any other covenant or provision herein. Further, it is agreed that, in the event any covenant or provision of this Agreement is found by any court of competent jurisdiction or Arbitrator to be unenforceable, illegal or invalid, such invalidity, illegality or unenforceability shall not affect any other covenant or provision of this Agreement. In the


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event a court of competent jurisdiction of an Arbitrator would otherwise hold any part hereof unenforceable by reason of its geographic or business scope or duration, said part shall be construed as if its geographic or business scope or duration had been more narrowly drafted so as not to be invalid or unenforceable.


7.      MISCELLANEOUS

                7.1 No Mitigation. The amounts to be paid Employee are net to Employee, without any reduction or duty to mitigate, except for taxes, other governmental charges or amounts owed to Atlas by Employee and all payments to be made hereunder shall be net of all applicable income and employment taxes required to be withheld therefrom.

                7.2 Pro-Ration. In the event the Employment Period is terminated in the middle of any calendar month, the amount due for such month shall be pro-rated on a daily basis.

                7.3 No Waiver Except in Writing. No waiver or modification of this Agreement or any of the terms and conditions set forth herein shall be effective unless submitted to a writing duly executed by the parties.

                7.4 Successors and Assigns. This Agreement shall be binding on Atlas and any successor thereto, whether by reason of merger, consolidation or otherwise. The duties and obligations of Employee may not be assigned by Employee.


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                7.5     Confidentiality of Terms. Atlas and Employee each agree
that the terms and conditions of this Agreement are confidential and that they will not disclose the terms of this Agreement to any third parties, other than the Employee's spouse, their attorneys, auditors, accountants or as required by law or as may be necessary to enforce this Agreement.

                7.6 Full Understanding. Employee declares and represents that he has carefully read and fully understands the terms of this Agreement, has had the opportunity to obtain advice and assistance of counsel with respect thereto, and knowingly and of his own free will, without any duress, being fully informed and after due deliberation, voluntarily accepts the terms of this Agreement and represents that the execution, delivery and performance of this Agreement does not violate any agreement to which Employee is subject.

                7.7 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof.



EMPLOYEE                                     ATLAS AIR, INC.



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